(1)BERTA PAPPENHEIM and (2)TRUST STAMP MALTA LIMITED and (3)THE CYBERFISH CYBERPSYCHOLOGY LIMITED
SHAREHOLDERS AGREEMENT RELATING TO THE CYBERFISH CYBERPSYCHOLOGY LIMITED

This AGREEMENT is made on March 9, 2026

PARTIES
(1)BERTA PAPPENHEIM whose details are set out in Schedule 1 (“BP” or “Founder”);
(2)TRUST STAMP MALTA LIMITED (company registration number C95700) whose registered office is at Tagliaferro Business Centre Gaiety Lane c/w High Street, Sliema, SLM 1551, Malta (“TSM”)
(3)THE CYBERFISH CYBERPSYCHOLOGY LTD (company number 11560069) whose registered office is at 2nd Floor 6 Oxford Street, Bolton, England, BL1 1RF (“Company”);
each a “Party” and together the “Parties”.
RECITALS
(A)Berta Pappenheim is the initial Shareholder, Founder and Director of the Company.
(B)The Parties wish to formalise their relationship pursuant to which the Shareholders will subscribe for Ordinary Shares in the Company.
(C)This agreement contains provisions governing the relationship between the Founder and the Shareholders in order to regulate their respective responsibilities towards the operation, management and future affairs of the Company (the “Agreement”), which all the Parties to this Agreement hereby agree to implement.
(D)The Company is a private limited company. Details of the Company’s share capital immediately prior to and following completion of the Shareholders’ subscriptions are set out in parts 1 and 2 of Schedule 1.

AGREED TERMS
1.INTERPRETATION
1.1The definitions and rules of interpretation in this Clause 1 apply in this Agreement.
Act: means the United Kingdom Companies Act 2006 as amended from time to time;
Articles: means the articles of association of the Company as may be amended from time to time;
Auditor: means, the auditors (as constituted from time to time) of the Company, or if none are appointed, the accountants acting for the Company from time to time;
Board: means the Board of Directors from time to time;
Board Meetings: means the meeting of all or the required quorum of directors of the Company;

Budget: means a detailed operating and capital budget and cash flow forecast for the next financial year;
Business: means the business of the Company as set out in Clause 3.1;
Business Day(s): a day (other than a Saturday or Sunday) on which banks generally are open in both London and the United States;
Clear Days: means in relation to a period of notice that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
Confidential Information: means, in relation to each Party to this Agreement (“the Recipient”) any information which is disclosed to that Party by another Party (“the Informant”) pursuant to or in connection with this Agreement, whether orally or in writing or any other medium, and whether the information is expressly stated to be confidential or marked as such, provided that such information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations contained in this Agreement;

Connected: the meaning defined by section 993 of the Tax Act;
Data Protection Legislation: means (1) unless and until the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”) is no longer directly applicable in the UK, the GDPR and any national implementing laws, regulations, and secondary legislation (as amended from time to time) in the UK and subsequently (2) any legislation which succeeds the GDPR;

Director: any person appointed from time to time as a director of the Company;
Equity Share Capital: the Ordinary Shares and any other shares which, together with the Ordinary Shares, comprise the total share capital of the Company for the time being;
Founder: Berta Pappenheim
Group Company: the Company or any of its subsidiaries from time to time;
Intellectual Property: means:
a)patents, trademarks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trademarks and service marks, copyrights, database rights, know-how, rights in designs and inventions;

b)rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

c)rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

d)the right to sue for past infringements of any of the foregoing rights;

Intellectual Property Rights: means all Intellectual Property owned, used or required to be used by the Company;

Ordinary Shares: ordinary shares of one British Pound Sterling (£1) each in the share capital of the Company from time to time in issue, and any shares issued in exchange for those shares or by way of conversion or reclassification, and in any shares representing or deriving from those shares as a result of any increase in or reorganisation or variation of the capital of the Company;
Permitted Transferee: means i) In relation to TSM, any parent, subsidiary or affiliate corporation. ii) In relation to BP any transferee approved by TSM in accordance with the terms hereunder.
Relevant Business: Cyberpsychology and crisis resilience research, learning and assessment services and crisis simulation technology delivery platform, battery of psychometric tests, consultancy and advisory work;
Relevant Date: the date on which the person in question ceases to be a director, employee or consultant of the Company;
Relevant Percentages: means in respect of each Shareholder, the percentage of the Equity Share Capital held by the Shareholder at the relevant time;
Share(s): means an Ordinary Share(s);
Unanimous Shareholder Consent: means written consent of both Shareholders;
Shareholder(s): the Founder and TSM and any permitted assigns thereof;
Stock Exchange: Nasdaq Stock Market or any other recognised investment exchange.
1.2Clause, Schedule and paragraph headings do not affect the interpretation of this Agreement.
1.3The Schedules and Recitals form part of this Agreement and have the same full force and effect as if expressly set out in their entirety in the operative part of this Agreement.
1.4Words in the singular shall include the plural and vice versa. A reference to one gender shall include a reference to the other genders.
1.5A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party.
1.6Documents in agreed form are documents in the form agreed by the Parties hereto and initialled by or on behalf of them for identification.

1.7Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words "without limitation" following them.
2.THE COMPANY

2.1    Each of the Parties warrants to the other that:
2.1it has the required power and authority to enter into this Agreement;
2.2it has the required power and authority to fully perform its obligations and exercise its rights under this Agreement; and
2.3this Agreement is legal, valid and binding on it.

2.2Each of the warranties set out at Clause 2.1 above is separate and independent and except as expressly otherwise provided in this Agreement, shall not be limited by reference to any other warranty or anything in this Agreement.
2.3Immediately following the Effective Date, the issued share capital of the Company shall be as set out in Part 2 of Schedule 1, with TSM holding fifty percent (50%) of the Equity Share Capital of the Company, and BP holding the remaining fifty percent (50%).
2.4It is agreed that Company shall hold one hundred percent (100%) of the issued share capital of CyberFish Ltd (“CyberFish Malta”) and shall remain the sole legal and beneficial owner thereof, unless agreed otherwise through a written Unanimous Shareholder Consent.
3.BUSINESS
3.2The business of the Company shall be to carry on:
3.1.1 the provision of cyberpsychology, crisis simulation and, organisational and infrastructure resilience related research, learning, assessment, consulting and advisory services
3.1.2 such other business or activities as may from time to time be agreed in writing by the Shareholders
4.DIRECTORS AND MANAGEMENT
4.1 BP shall be the Chief Executive Officer (CEO), unless otherwise removed, dismissed or replaced in accordance with the terms of her employment contract with the Company it being acknowledged that BP cannot be removed, dismissed, suspended or placed on notice, unless Shareholder Majority Consent has first been obtained in accordance with Clause 8 or there is compelling cause which includes at a significant level one or more of:
●Self-dealing or undisclosed conflicts of interest
●Misappropriation of corporate opportunities
●Usurpation of board authority
●Acting in bad faith or gross negligence

●Failure of duty of loyalty or care.
●Causing a material misrepresentation to investors
●Insider trading related to T Stamp Inc. (“TSI”)
●Failure to maintain accounting records and provide financial reports
●Failure to file timely and accurate tax returns and reports
●Failure to maintain corporate filing current
●Failure to timely provide information reasonably required by TSI’s Chief Financial Officer (CFO) or auditors
●Unauthorized debt or equity issuance
●Concealment of financial liabilities
●Criminal conduct (charged or credibly alleged)
●Violation of anti-corruption laws (FCPA, UK Bribery Act)
●Sanctions breaches
●Significant and willful or uncorrected data protection violations
●Sustained operational collapse
●Loss of key customers due to leadership failure
●Inability or unwillingness to execute approved strategy
●Breakdown of internal controls
●Harassment or discrimination
●Toxic workplace culture
●Abuse of authority
●Public scandal materially damaging brand value
●Misleading public statements
●Refusal to implement board-approved resolutions
●Withholding material information
●Circumventing governance structures
●Unauthorized public disclosures
●Failure to cooperate in investigations
●Rejection of necessary capital strategy
●Physical or mental incapacity preventing or severely impacting performance or causing a prolonged absence: If a registered medical practitioner who is treating BP gives a written opinion to the Company stating that the Director has become physically or mentally incapable of acting as CEO and is likely to remain so for more than three (3) months then BP may be suspended as CEO or have her duties modified to reasonably accommodate any physical or mental incapacity. If in the opinion of TSM there reasonably appears to be a likely prolonged absence or incapacity, but BP has not supplied an opinion, then BP will supply an opinion related to that potential absence or incapacity within seven (7) days of request.
●Impairment affecting judgment
●Violation of non-compete or confidentiality clauses
●Failure to meet contractual performance obligations
●Misrepresentation of qualifications
●Breach of claw back requirements
●A bankruptcy order is made against BP
●A composition is made with BP’s creditors generally in satisfaction of BP’s debts
4.2The primary responsibility of the CEO shall be the supervision and management of the Company, save in respect for those matters that are specifically reserved for the Shareholders in accordance with Clause 8, and for ensuring compliance with all statutory and other duties to which the Company is subject shall lie at all times with the Board and where delegation or outsourcing of such responsibilities is appropriate, such delegation or outsourcing shall be to competent officers or employees of the Company or to third parties reasonably considered by the Board to be competent.
4.3Unless otherwise determined by an ordinary resolution passed by the Shareholders of the Company, the minimum number of Directors shall be two (2).

At the execution of this Agreement, the Board shall consist of BP and one nominee of TSM (who may be replaced by TSM by notice in writing), in each case provided that BP and TSM continue to hold fifty percent (50%) of the Company’s share capital respectively.
4.7    Subject only to the Company having more than one (1) Director, a quorum at any Board Meeting shall be two (2). No business shall be conducted at any Board Meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.
4.8    No resolution may be passed at a Board Meeting or any other decision of the Board unless both Directors vote in favour, with each eligible Director having one vote.
4.10     Board Meetings shall be properly convened and held at such times as may be determined by the Board at such place as the Board may from time to time determine. Absent written agreement, there must be a minimum of five (5) Business Days’ notice given to all of the Directors in advance of a Board Meeting. No meeting can take place if this notice is not given unless special short notice is agreed in writing by all the Directors.
4.11A Director may vote at a Board Meeting, and form part of a quorum present at that meeting, in relation to any matter in which they have, directly or indirectly, an interest or duty which conflicts (or may conflict) with the interests of the Company, provided that they have previously disclosed the nature of such duty or interest prior to the meeting and the other Directors unanimously agree to permit and recognise their vote.
4.12If a quorum is not present within thirty (30) minutes after the time specified for a directors’ meeting in the notice of the meeting, then it shall be adjourned for five (5) Business Days at the same time and place. The Director who failed to attend the adjourned meeting shall not be required to attend the reconvened meeting in order for such meeting to be considered quorate.
5.FINANCING
5.11As an element of the consideration paid for the issuance to it of the shares shown in the schedule hereto, TSM agrees to provide thirty thousand British Pound Sterling (£30,000) funding in cash or agreed in kind, as needed to execute the agreed business plan in line with the terms of the Share Purchase Agreement signed by the Company and TSM (“SPA”). The Parties agree that if Company requires any additional finance, it shall be on terms to be agreed by the Board, subject to Shareholder approval with no pre-commitment by TSM.
5.12There is no obligation on the Parties to provide any further finance to the Company except as set out herein and/or within the SPA.
6.DIVIDEND POLICY
Subject to the requirements of the Act, the Board shall determine with Unanimous Shareholder Consent the profits available for distribution in respect of each financial year during the term of this Agreement (after retention of twelve (12)

months working capital and making such transfers to reserves and provisions as in the opinion of the Board ought reasonably to be made), and shall cause such profits to be distributed by the Company to the Shareholders by way of dividends in their respective Relevant Percentages within nine (9) months of the end of the financial year.
7.BUSINESS PLAN, BUDGETS AND FINANCIAL INFORMATION
7.11The Board shall procure that the CEO:
7.1.1 prepares a business plan for the Company for each financial year and shall provide the Directors with a copy of the business plan for their comments so that a final form business plan can be produced. The CEO shall provide a signed copy of the initial business plan and financial runway to the Directors on the Effective Date. The adoption by the Company of the final form business plan shall require Unanimous Shareholder Consent. Any changes to the then current adopted business plan shall require Unanimous Shareholder Consent.
7.1.2 at least one (1) month prior to the end of each financial year, prepare the Budget. The adoption by the Company of the Budget shall require Unanimous Shareholder Consent
7.2    The Company shall at all times maintain accurate and complete accounting and other financial records.
7.3    The Company and CyberFish Malta shall prepare and provide to TSM, a report from the CEO on the financial position and affairs of the Company, to include a profit and loss account, balance sheet and rolling twelve (12) month cash flow forecast together with such other documents and information as the CFO and auditors of TSM and/or TSI may require, within ten (10) Business Days after the end of each month and fifteen (15) Business Days after the end of each quarter, together with such interim and urgent responses to auditor requests as may be required.
8.INTELLECTUAL PROPERTY RIGHTS
Any Intellectual Property Rights which arise in the course of the Company’s activities (including those developed by BP) shall belong to the Company.
9.SHAREHOLDERS' CONSENT MATTERS
9.11The Company agrees, to the extent permitted by law to do so, not to take any actions in relation to any Shareholder Consent Matter without first obtaining Unanimous Shareholder Consent
10.ISSUE OF SHARES
10.11If the Company wishes to issue further shares then it must first obtain Unanimous Shareholder Consent.

11.TRANSFER OF SHARES
11.1    No Shareholder shall sell, transfer, pledge, mortgage, charge, encumber or otherwise dispose of any Share or any interest in any Share except as otherwise set out in this Agreement.
11.2    A Shareholder may transfer all or any of their Shares to any of the following persons: (each a “Permitted Transferee”):

(a)a person being the spouse, child or other direct descendant or ancestor of BP (a “Family Member”); or

(b)trustees to hold on any trust under which the beneficiaries or potential beneficiaries are exclusively the transferor Shareholder and/or one or more of their Family Members; or

(c)between TSM and its parent, subsidiary and affiliate entities
11.3    Except for a transfer of Shares which is permitted under Clause 11.2, no Shares (or any interest in any Shares) shall be transferred until the following conditions of this Clause 11 are complied with.
11.4     Any Shareholder proposing to transfer a Share (the “Proposing Transferor”) shall give notice in writing (a “Transfer Notice”) to the Board that the Proposing Transferor desires to transfer such Shares. In the Transfer Notice the Proposing Transferor shall specify:

(a)the number of Shares which the Proposing Transferor wishes to transfer (the “Transfer Shares”) (which may be all or part only of the shares then held by the Proposing Transferor);

(b)the price at which the Proposing Transferor wishes to sell the Transfer Shares (the “Transfer Price”) and the identity of any person who has indicated a willingness to purchase the Transfer Shares at such price (the “Proposed Transferee”). A Transfer Notice, once given, shall not be revocable, except with the consent of the Board.
11.5     A Transfer Notice shall also state whether the Proposing Transferor wishes to impose a Total Transfer Condition (meaning a condition that unless all of the Transfer Shares are sold pursuant to the following provisions of this clause none shall be so sold), but in the absence of such a statement the Transfer Notice shall be deemed not to contain a Total Transfer Condition.
11.6    The Transfer Notice shall constitute the Company (by the Board) as the agent of the Proposing Transferor with authority and an obligation to sell the Transfer Shares (together with all rights attaching thereto at the date of the Transfer Notice or at any time thereafter) at the Transfer Price on the terms of this Clause 11.
11.7    The Transfer Shares shall, within ten (10) days of receipt of the Transfer Notice, be offered to the remaining Shareholders in proportion to their holding of Shares in the Company. If any Shareholder(s) do not wish to take their full allocation of Shares, the other Shareholders shall be entitled to purchase such Shares (and in the case of competition between Shareholders, in proportion to their relative holding of Shares). The Board shall, acting reasonably, determine the process and timescales within which the Transfer Shares shall be offered to the remaining Shareholders, save that the remaining Shareholders shall be given a period of no less than ten (10) Business Days and no greater than thirty (30) Business Days to confirm the number of Shares they wish to purchase and to transfer cleared funds for the Shares to the Company.
11.8    At completion of any purchase of Transfer Shares, the Company shall (subject to receipt thereof from the relevant purchasers) pay the total Transfer Price for the Shares in cleared funds to the Proposing Transferor.
11.9    If, following the exhaustion of the above provisions, the Board does not receive acceptances in respect of all the Transfer Shares, the Proposing Transferor may, within thirty (30) days sell all or any of those Transfer Shares which have not been accepted as aforesaid to the Proposed Transferee identified in the Transfer Notice (or its nominee) but to no other person at any price which is not less than the Transfer Price and otherwise on terms and conditions which are not more favourable to the relevant purchaser than those on which the Transfer Shares were offered to the Shareholders under this Clause 11.
11.10    If a Proposing Transferor, having become bound to transfer any Transfer Shares pursuant to this clause, makes default in transferring the same the Board may authorise some person (who is (as security for the performance of the Proposing Transferor’s obligations) hereby irrevocably and unconditionally appointed as the attorney of the Proposing Transferor for the purpose) to execute the necessary instrument of transfer of such Transfer Shares and may deliver it on his/her behalf and the Company may receive the purchase money and shall thereupon (subject to such instrument being duly stamped with any necessary stamp duty) cause the transferee to be registered as the holder of such Transfer Shares and shall hold such purchase money on behalf of the Proposing Transferor. The Company shall not be bound to earn or pay interest on any money so held and shall not pay such money to the Proposing Transferor until she shall have delivered her share certificates (or an appropriate indemnity in respect of any lost certificates) to the Company. The receipt of the Company for such purchase money shall be a good discharge to the transferee who shall not be bound to see to the application thereof, and after the name of the transferee has been entered in the register of members in purported exercise of the aforesaid power the validity of the proceedings shall not be questioned by any person.
12.OBLIGATORY TRANSFER EVENT
12.1A Shareholder is deemed to have served a Transfer Notice under Clause 11.4 immediately before any of the following events:

(a)in the case of an individual, if he has a bankruptcy order made against him which is not annulled within thirty (30) days or, enters into any composition or arrangement with or for the benefit of his creditors or allows his shares in the Company to be charged in any way; or

(b)in the case of a company, if a liquidator, administrator or administrative receiver is appointed over it (or a material part of its business) and not withdrawn within thirty (30) days; or

(c)if any Shareholder commits any material breach of any of his obligations under this Agreement and fails to remedy such a breach within thirty (30) days after being given notice by the other Shareholders so to do.
12.2The deemed Transfer Notice under Clause 12.1 has the same effect as a Transfer Notice, except that:

(a)the deemed Transfer Notice takes effect on the basis that it relates to the Shareholder’s entire holding of Shares, does not identify a proposed buyer, does not contain a Total Transfer Condition or state a price for the shares;

(b)in the case of an event falling under Clause 11.2(a) and 11.2(b), the Transfer Price shall be deemed to be the lower of (i) the fair value of the relevant Shareholder’s Shares, and (ii) the subscription price originally paid by the relevant Shareholder for the Shares;

(c)in the case of an event falling under Clause 11.2(c), the Transfer Price shall be the fair value of the Shares.
12.3In determining the fair value of the entire issued share capital of the Company, the accountants shall rely on the following assumptions:

(a)the sale is between a willing seller and a willing buyer for the percentage of the Company owned by the transferor;

(b)the shares are sold free of all restrictions, liens, charges and other encumbrances;

(c)the sale is taking place on the date the accountants were requested to determine the fair value;
13.TAG ALONG AND DRAG ALONG
13.1Subject to the prior compliance with the provisions of Clauses 11 and 12 above, in the event that any Shareholder(s) (the “Selling Shareholders”) propose to sell the legal or beneficial interests in their shares which would result in the offer (the “Offeror”), and any person acting in concert with the Offeror, acquiring in excess of fifty percent (50%) of the shares in the Company, the remaining Shareholders (the “Remaining Shareholders”) shall have the right to require that the Selling Shareholders procure that the Offeror offers to purchase all their Shares at the same price and otherwise on the same terms offered to the Selling Shareholders (the “Tag Along Right”).
13.2The Tag Along Right may be exercised by the Remaining Shareholders serving notice to that effect on the Selling Shareholders at any time not less than fourteen (14) days prior to the date on which the Selling Shareholders sell their shares to the Offeror. A Tag Along Right once exercised shall be irrevocable but shall lapse (and the obligations thereunder shall lapse) in the event that for any reason the Selling Shareholders do not transfer such shares to the Offeror. Upon the exercise of the Tag Along Right, the Remaining Shareholders shall be bound to accept the offer made to them in respect of their entire holding of Shares and to comply with the obligations assumed by virtue of such acceptance.

13.3Subject to the prior compliance with the provisions of Clause 11 and 12 above, in the event that any Shareholder(s) (the “Selling Shareholders”) propose to sell the legal or beneficial interests in eighty-five percent (85%) or more of the issued share capital of the Company to a bona fide third party proposed purchaser (the “Offeror”), the Selling Shareholders and/or the Offeror may require the Remaining Shareholders to sell and transfer all their Shares to the Offeror (or as the Offeror directs) at the same price and otherwise on the same terms offered to the Selling Shareholders (the “Drag Along Right”).
The Selling Shareholders or the Offeror may exercise the Drag Along Right by serving notice to the Remaining Shareholders at any time not less than fourteen (14) days prior to the date on which the Selling Shareholders sell their shares to the Offeror. A Drag Along Right once exercised shall be irrevocable but shall lapse (and the obligations thereunder shall lapse) in the event that for any reason the Selling Shareholders do not transfer such shares to the Offeror. Upon the exercise of the Drag Along Right, the Remaining Shareholders shall be bound to accept the offer made to them in respect of their entire holding of Shares and to comply with the obligations assumed by virtue of such acceptance.
If any Shareholder does not, on completion of the sale of Shares pursuant to this clause, deliver share certificates and execute transfer(s) in respect of all of the Shares held, the defaulting Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholders to be their agent and attorney to execute all necessary transfer(s) on their behalf, against receipt by the Company (on trust for such holder) of the consideration payable for the Shares, and deliver such transfer(s) to the Offeror (or as they may direct) as the holder thereof. After the Offeror (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of shares under this article
14.EXERCISE OF VOTING CONTROL
14.1Each of the Parties hereto (other than the Company) shall use its respective votes (where relevant) as Shareholders and/or Directors to ensure that:
(a)this Agreement is duly performed; and
(b)the provisions of the Articles from time to time are not infringed (save that in the event of any conflict between this Agreement and the Articles, this Agreement shall prevail unless otherwise expressly stated).
14.2It is agreed that the Company shall not be bound by any obligations hereunder which could constitute unlawful fetters on its powers.
15.TERMINATION
15.1Unless terminated earlier by mutual agreement of the Parties, this Agreement shall terminate in respect of all Parties on the earlier of a Sale or listing of the whole of the issued share capital of the Company or on the winding-up of the Company.
15.2The termination of this Agreement shall be without prejudice to any obligations or rights of any of the Parties hereto which have accrued prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination.
16.WHOLE AGREEMENT
16.1This Agreement, together with any other agreements or letters signed on or around the date of this Agreement, and any documents referred to in it, constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.
16.2Nothing in this Agreement operates to limit or exclude any liability for fraud.
17.VARIATION AND WAIVER
17.1A variation of this Agreement shall be in writing and signed by or on behalf of each Party.
17.2Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting Party and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver or consent from subsequently relying on the provision it has waived in respect of any subsequent breach of that provision.
17.3No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.
17.4No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.
17.5Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.
18.NOTICE
18.1A notice or other communication under this Agreement shall be validly served one (1) business day after sending if sent by unreturned e-mail to:

For TSI or TSM to: [Omitted] with a second copy to [Omitted]
For Company to: [Omitted]
For BP as Founder and CEO to: [Omitted]
19.SEVERANCE
19.1If any provision of this Agreement (or part of any provision) is found by any court or other body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.
19.2If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

20.THIRD PARTY RIGHTS
Nothing in this Agreement confers or is intended to confer on any person who is not a party to this Agreement any right and/or benefit which that party would not have but for the provisions of the Contract (Rights of Third Parties) Act 1999 and such rights and/or benefits are hereby excluded to the fullest extent possible.
21.COUNTERPARTS
This Agreement may be executed in any number of counterparts, including by electronic signature, (but shall not be effective until each Party has executed at least one (1) counterpart), each of which, when executed, shall be an original and which together shall have the same effect as if each Party had signed the same document.
22.GOVERNING LAW AND JURISDICTION
22.1This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales without giving effect to principles of conflicts of laws. If any dispute, controversy, or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, or termination (a “Dispute”), the parties shall first attempt in good faith to resolve the Dispute through negotiations. If the Dispute is not resolved within fourteen (14) days of written notice of the Dispute, the parties shall attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator shall be nominated by CEDR. If the Dispute is not resolved by mediation within thirty (30) days of the appointment of the mediator, or such longer period as the parties may agree in writing, the Dispute shall be finally settled by arbitration under the rules of THE ARBITRATION COURT OF THE ASSOCIATION OF EUROPEAN ATTORNEYS by a sole arbitrator.

EXECUTED as a DEED by the Parties hereto and delivered the date first aforementioned.

EXECUTED AS A DEED by Berta Pappenheim	) ) ) )	/s/ Berta Pappenheim
9 March 2026

EXECUTED AS A DEED by Trust Stamp Malta Limited	) ) ) /s/ Andrew Scott Francis )

SCHEDULE 1

Information regarding the Company

Part 1 – The Company pre-Completion

Charges:    None
Directors:    Berta Pappenheim
Issued share capital:    10,000 Ordinary Shares of £0.01 each
Shareholders:    the Founder

Part 2 – The Company post Completion

Charges:    None
Directors:    Berta Pappenheim, TBA
Issued share capital:    20,000 Ordinary Shares of £0.01 each
Shareholders:    the Founder and the Shareholder as set out below

Name of Shareholder	Address of Shareholder	Class of Shares	Number of Shares	Shareholders’ Respective Proportions
Berta Pappenheim (“Founder”)	18 Mandarin Way Cheltenham GL50 4RT	Ordinary £0.01	10,000	50%
Trust Stamp Malta Limited (“Shareholder”)	TAGLIAFERRO BUSINESS CENTRE GAIETY LANE C/W HIGH STREET, SLIEMA, SLM 1551, Malta	Ordinary £0.01	10,000	50%